================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                      DAIRY MART CONVENIENCE STORES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

COMPANY PRESS RELEASE

DAIRY MART ANNOUNCES EXPRESSIONS OF INTEREST FROM POTENTIAL BUYERS

BOARD AUTHORIZES HIRING OF INVESTMENT BANKER TO EXPLORE ALL OPTIONS

HUDSON, Ohio--(BUSINESS WIRE)--May 11, 2000--Dairy Mart Convenience Stores, Inc., (AMEX:DMC - news) today announced that it has received credible expressions of interest from potential purchasers of the company.

In response to those inquiries, and in the interest of optimizing shareholder value, the board of directors has approved the hiring of an investment banker to explore all of the company's strategic options, including the sale of the company.

"Dairy Mart has made significant operational gains in recent years -- in per-store revenues, gross profits and cash flow," said Robert B. Stein, Chairman, President and Chief Executive Officer, noting in particular that EBITDA per store has increased sixfold since 1995."

"Our recently announced plan to sell 40 percent of our stores is designed to increase the value and potential of our portfolio. Given the expressions of interest in the entire company, however, the board has a fiduciary responsibility to look into every possible means of maximizing value for all shareholders."

Stein added that members of senior management, who are among the company's largest individual shareholders, fully support the action. In addition, a number of other major shareholders have urged management to fully explore the company's strategic options. Stein said the expressions of interest in the company resulted in part from the announcement that, on April 6, the board approved a major initiative to sell stores that are not adequately profitable and do not meet the company's one-stop-shopping store profile.

"The board has remained diligent in representing the interests of all shareholders despite the distraction of a dissident proxy filing in mid-April," said Stein, referring to an April 15 filing by a former Chief Executive Officer of the company who was fired in 1994. "Given these new developments, the proxy contest can only hurt the company's efforts to maximize shareholder value."

Dairy Mart Convenience Stores, Inc. was named "Convenience Store Chain of the Year" in 1999 by Convenience Store Decisions magazine. The company owns and operates approximately 600 retail stores in seven states in the Midwest and Southeast. Through consulting and licensing agreements, the Company is also affiliated with more than 200 stores in Korea and approximately 400 locations in Malaysia. For more information, visit Dairy Mart's web site at www.dairymart.com.

Statements contained in this release that are not historical facts, including those relating to the sale of or closure of stores and the exploration of the company's strategic options, including the sale of the company may constitute forward-looking statements. Factors that could cause actual results to differ materially from those stated or implied in the forward-looking statements include competition, general economic conditions, the ability to find one or more suitable buyers for the stores or the whole company at acceptable prices, the ability of such buyers to finance store purchases or the whole company, the determination of the board of directors, which may or may not include a sale of the stores or the whole company and other factors disclosed in Dairy Mart's periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact:
     MacKenzie Partners, Inc.
     Larry Dennedy, 800/322-2885
               or
     Dix & Eaton Incorporated
     Scott Chaikin, 216/241-4615